United States
Securities and Exchange Commission
Washington, DC 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report: September 27, 2007
GeneLink, Inc.
(Exact Name of Registrant as Specified in its Charter)

PA	00-30518	23-2795613

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Newport Financial Center, 123 Town Square Place, #313, Jersey City, NJ 07310
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (800) 558-4363
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangement of Certain Officers.
Effective September 27, 2007, the Company reached an agreement with Dr. Robert P. Ricciardi, an officer and director of the Company, with respect to deferred compensation owed to Dr. Ricciardi. Pursuant to the terms of Consulting Agreement dated as of February 24, 1998, the Company will owe Dr. Ricciardi $752,616.55 through September 30, 2007.
The Company has agreed to reimburse Dr. Ricciardi $10,000 for legal fees incurred in connection with the litigation instituted by John R. DePhillipo, the former Chief Executive Officer and President of the Company against the Company and Dr. Ricciardi in connection with Mr. DePhillipo’s termination; has released Dr. Ricciardi from any potential claims the Company may have against the directors and officers of the Company in connection with actions taken prior to the termination of Mr. DePhillipo’s employment; and has issued Dr. Ricciardi a full-vested warrant to acquire 1,400,000 shares of Common Stock of the Company at an exercise price per share of $0.11, the closing price per share as of September 27, 2007. Dr. Ricciardi will remain eligible to receive additional option or warrant grants as a member of the Board of Directors and of the Advisory Board of the Company.
Dr. Ricciardi has agreed to reduce the accrued compensation payable to him to $90,000 as of September 30, 2007, payable when the Board of Directors of the Company determines that the Company’s financial position can accommodate such payments, and to reduce the compensation payable to him for future services to be rendered pursuant to the consulting arrangement to $30,000 per year, payable in monthly installments of $2,500 each commencing, October 2007 and payable on the last day of each month.
Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GeneLink, Inc. (Registrant)

By:	/s/ Monte E. Taylor, Jr.
Monte E. Taylor, Jr.
Chief Executive Officer

Dated: October 1, 2007